                                  EXHIBIT 23(D)

                         INVESTMENT MANAGEMENT AGREEMENT

         This INVESTMENT MANAGEMENT AGREEMENT (the "Agreement") is made as of the 17th day of May 2002, by and between TRANSAMERICA INDEX FUNDS, INC. (the "Index Fund"), a Maryland corporation, and TRANSAMERICA INVESTMENT MANAGEMENT, LLC, a limited liability company organized under the laws of the State of Delaware (the "Adviser"), to provide certain management and advisory services to certain series of shares of beneficial interest in the Index Fund as listed on the attached Schedule A to this Agreement (each a "Fund," collectively the "Funds").

                                    RECITALS

         WHEREAS, the Adviser is engaged in business as an investment adviser and is so registered as an adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and

         WHEREAS, the Index Fund desires to retain the Adviser to render investment management services pursuant to the terms and provisions of this Agreement, and the Adviser is interested in furnishing such investment management services;

         NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto mutually agree as follows:

1. Authority of the Adviser. The Adviser shall have full power to manage and direct the investment of the assets of each Fund of the Index Fund (the "Account"), subject to and in accordance with the investment objectives and guidelines of each separate Fund of the Index Fund (the "Investment Guidelines"). Subject to the foregoing, this discretionary authority makes the Adviser agent and attorney-in-fact with full power and authority on behalf of the Account (a) to buy, sell, exchange, convert and otherwise trade in any and all stocks, bonds, and other securities as the Adviser may select; (b) to exercise all rights and powers with respect to any securities or other assets in the Account, including the right and power to vote and exercise subscription rights with respect to all securities and other assets in the Account as determined in the discretion of the Adviser; and (c) to establish accounts, and deal through and/or with, one or more securities brokerage firms, dealers, banks, or clearing corporations as the Adviser may select from time to time; provided, however, that except as provided under the Adviser's Act, none of such firms, dealers, banks, or clearing corporations shall be a person or entity that controls, or is controlled by, or is under common control with, the Adviser. This discretionary authority shall remain in full force and effect for the duration of this Agreement or until the Adviser receives written notice from the Index Fund of its termination in accordance with the terms of this Agreement. The Index Fund understands that there can be no assurance that the investment objectives set forth in the Investment Guidelines will in fact be achieved.

2. Custody of Assets. The Index Fund will appoint a custodian (the "Custodian") to take and have possession of the assets of the Account. The Adviser shall not act as custodian for the Account or take or have possession of any of the assets thereof, but may issue instructions to the Custodian of such assets as required in connection with the settlement of transactions effected by the Adviser hereunder. The Adviser shall not be responsible for the acts or omissions of the Custodian in the performance of the Custodian's obligations with respect to the Account.

3. Brokerage. In placing orders with broker-dealers for the purchase or sale of portfolio securities, the Adviser shall attempt to obtain quality execution at favorable security prices; provided that, on behalf of the Account, the Adviser may, in its discretion, agree to pay a broker-dealer that furnishes brokerage or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if the Adviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the accounts as to which it exercises investment discretion. The Index Fund acknowledges that the Adviser and other clients advised by the Adviser may benefit from any research and information received from broker-dealers selected in connection with the Index Fund's Account. Consistent with its best execution responsibilities stated above, in certain instances the Adviser may also consider the ability of the broker or dealer to provide client referrals as a factor in brokerage selection.

Provided the Investment Guidelines of the Account are adhered to, the Index Fund agrees that the Adviser may aggregate sales and purchase orders of securities held in the Account with similar orders being made simultaneously for other portfolios managed by the Adviser if, in the Adviser's reasonable judgment, such aggregation shall result in an overall economic benefit to the Account, taking into consideration the anticipated selling or purchase price, brokerage commissions and other expenses, and trading requirements

4. Reports. The Adviser shall furnish the Index Fund with reports on the Account as the Adviser and the Index Fund may mutually agree from time to time.

5. Fees and Expenses. All fees and expenses arising out of, or related to, the purchase, sale, and ownership of the securities and other assets in the Account, including those of the Custodian and all subcustodians, transfer agents, brokers, banks, dealers and clearing corporations, and all settlement charges and expenses, fees, duties, taxes of any nature or kind, including withholding and similar taxes, and other assessments imposed by any governmental authority or agency, stock exchange, self-regulatory organization, or other entity, should in each case be borne by or charged to the Account, and the Adviser shall have no responsibility for the same.

6. Compensation of the Adviser. The compensation of the Adviser for its services under the Agreement shall be computed as set forth in Schedule A attached to this Agreement, as it may be amended from time to time, and incorporated herein by reference.

7. Term. This Agreement shall continue in effect, unless sooner terminated in accordance with its terms, for an initial term ending May 17, 2003, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Directors of the Index Fund who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act, as amended) of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Directors of the Index Fund or the affirmative vote of a majority of the outstanding voting securities of each Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act.

8. Termination. This Agreement may be terminated at any time, without penalty, by the Directors of the Index Fund, or with respect to a Fund, by the shareholders of such Fund acting by vote of at least a majority of its outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act), provided in either case that 60 days' written notice of termination be given to the Adviser at its principal place of business. This Agreement may be terminated by the Adviser at any time by giving 60 days' written notice of termination to the Index Fund, addressed to its principal place of business.

9. Non-Exclusive Contract. The services of the Adviser are not to be deemed exclusive. The Adviser is free to render service to others. The Index Fund agrees that the Adviser may give advice and take action with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Account. Nothing in this Agreement shall be deemed to impose upon the Adviser any obligation to purchase or sell or to recommend for purchase or sale by or for the Account any security or other property which the Adviser, its officers, employees or affiliates may purchase or sell for their own accounts or which the Adviser may purchase or sell for the account of any other client. The Index Fund recognizes that transactions in a specific security may not be accomplished for all or any other clients at the same time or at the same price.

10.      Adviser Representations.

                  (a) The Adviser represents and warrants that it is duly registered as an investment adviser with the Securities and Exchange Commission pursuant to the Advisers Act.

                  (b) The Adviser represents and warrants that this Agreement has been duly authorized in accordance with the Adviser's governing documents and when executed and delivered will be binding upon the Adviser in accordance with its terms.

11. Fund Representation. The Index Fund represents and warrants that this Agreement has been duly authorized in accordance with the Index Fund's governing documents and when executed and delivered will be binding upon the Index Fund.

12. Voting Rights. Decisions on voting of proxies will be made by the Adviser unless the Index Fund otherwise specifically directs the Adviser in writing. The Adviser is authorized by the Index Fund to vote proxies solicited by or with respect to the issuers of securities in the Account as of the record date for voting such proxies (the "Proxies") in accordance with the Adviser's then current proxy voting guidelines. The Index Fund shall take all actions necessary to cause the Custodian to effect delivery of the proxy solicitations to the Adviser in a timely manner, including, but not limited to, effecting delivery of any proxy solicitation received by a third party who may hold securities on behalf of the Account, and shall direct the Custodian to verify, or to cause such third party to verify, at such time, that the number of shares of an issuer's securities indicated in a proxy solicitation equals the number of shares of such issuer's securities held by or for the benefit of the Account as of the record date for voting the Proxies; provided, however, that the Adviser is only required to vote Proxies when it receives such proxy solicitations in a timely manner.

13. Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, courier, facsimile, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or facsimile number and shall be deemed given on the date on which such notice is received:

         To Fund at:       Transamerica Index Funds, Inc.
                           570 Carillon Parkway
                           St. Petersburg, FL  33716
                           Attn: John K. Carter, Esq.
                           Telephone: (727) 299-1824
                           Fax: (727) 299-1641

         To Adviser at:    Transamerica Investment Management, LLC.
                           1150 South Olive Street, Suite T-2700
                           Los Angeles, CA  90015
                           Attention:  Compliance
                           Telephone: (213) 742-4184
                           Fax: (213) 742-4150

Either party may change its address or facsimile number for purposes of this paragraph by giving the other party written notice of the new address or facsimile number in the manner set forth above.

14. Waiver. Waiver by either party of any obligation of the other party does not constitute a waiver of any further or other obligation of the other party.

15. Limitation of Liability of the Adviser. The duties of the Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Adviser hereunder. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, except as may otherwise be provided under provisions of applicable law, which cannot be waived.

16. Amendment. This agreement may be modified or amended only by an instrument in writing signed by duly authorized representatives of both the Adviser and the Index Fund.

17. Assignment. This Agreement may not be assigned (within the meaning of the Advisers Act) by the Adviser without the prior consent of the Index Fund.

18. Construction. The captions used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. Except as otherwise provided by other federal law, the validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20. Disclosure Statement. The Index Fund acknowledges receipt of the Adviser's Form ADV, Part II, as required by Rule 204-3 under the Investment Advisers Act of 1940, not less than 48 hours prior to the date of execution of this Agreement.

21. Entirety of Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any prior understanding and agreements between the parties with respect thereto.

         IN WITNESS WHEREOF, the parties have caused the signatures of their duly authorized officers to be hereto affixed.

ATTEST:                             TRANSAMERICA INVESTMENT MANAGEMENT, LLC

By: /s/ Ann Marie Swanson              By: /s/ Gary U. Rolle'
   ------------------------               ------------------------------------------
Name:  Ann Marie Swanson               Name:  Gary U. Rolle'
Title: Compliance/Counsel              Title: President & Chief Investment Officer

ATTEST:                                TRANSAMERICA INDEX FUNDS, INC.

By: /s/ John K. Carter                 By: /s/ Brian C. Scott
   ------------------------               ------------------------------------------
John K. Carter                         Brian C. Scott
Vice President and Secretary           President

                         INVESTMENT MANAGEMENT AGREEMENT

                                   Schedule A

         The Index Fund agrees to pay the Adviser, and the Adviser agrees to accept as full compensation for all services rendered hereunder an annual fee calculated using the fair market value of the Investment Account Assets as follows:

         Transamerica Large Cap Index Fund           0.299% of the Fund's average daily net assets
         Transamerica Mid-Cap Index Fund             0.499% of the Fund's average daily net assets

         The term Investment Account Assets for purposes of this Agreement shall include all equity and fixed income securities and short-term investments, including cash, managed by the Adviser pursuant to this Agreement.

         The fee will be billed and paid quarterly in advance at the beginning of each calendar quarter. The fee paid will be based upon fair market value of the Investment Account Assets as of the last business day of the preceding quarter calculated separately for the bond and equity portfolios. Additional fees will be billed and paid in advance upon receipt of any deposits that exceed 10% of the fair market value of the Account on the last business day of the previous quarter. The additional fee paid will be based upon the amount of the deposit, prorated over the remainder of the quarter.